Exhibit 10.30

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

October 23, 2018

Eric H. Starkloff

Dear Eric,

We would like to congratulate you on your promotion to President and Chief Operating Officer of National Instruments Corporation (“NI” or the “Company”). Your promotion will be effective as of October 23, 2018 (“Promotion Date”), conditioned on your execution of this letter agreement. The terms and conditions of your employment in this new role are summarized below.

Job Details
Job Title/Department: President and Chief Operating Officer
Location: Austin, TX
Primary Contact: Alex Davern, Chief Executive Officer

Compensation Package
Effective from your Promotion Date, your annual base salary (“Base Salary”) will increase to $43,750 per month ($525,000 if annualized), net of applicable withholdings.

Merit Review
Your first merit review following your promotion will be conducted during the closest review cycle at approximately 12 months following your Promotion Date.

Annual Incentive
Effective upon your Promotion Date, you will be entitled to participate in the NI Annual Incentive Program (“AIP”) with an initial target bonus opportunity of 70% of Base Salary, with performance goals commensurate to your position, as specified by the Compensation Committee of the NI Board of Directors (the “Compensation Committee”). The actual earned AIP bonus will be determined based on achievement of performance goals and will be paid no later than two and one-half (2-1/2) months following the end of the performance year. You will also continue to be eligible to participate in the NI Annual Cash Performance Bonus Program, in accordance with the terms of the program in effect from time to time.

Restricted Stock Unit Award
Effective as of your Promotion Date, you will be granted an award under the NI 2015 Equity Incentive Plan (the “2015 Plan”) of twenty-five thousand (25,000) restricted stock units (the “Promotion RSUs”). The Promotion RSUs will vest 100% on May 1, 2020, provided you remain employed with the Company through such date. The Promotion RSUs will be subject to the terms of the 2015 Plan and a restricted stock unit agreement entered into between you and NI. In addition, you will be eligible to receive future NI equity awards as determined by the Compensation Committee.

Termination of RSU Vesting Agreement
By signing this letter agreement, you and NI hereby agree to the termination, effective as of the Promotion Date, of the RSU Vesting Acceleration Agreement entered into between you and NI effective February 26, 2016 (the “RSU Vesting Agreement”). You agree that from the Promotion Date you shall not be entitled to rights under the RSU Vesting Agreement with respect to any outstanding or future NI restricted stock unit awards.

Employee and Fringe Benefits
You and your eligible dependents will continue to be eligible to participate in Company employee benefit plans and perquisite and fringe benefit programs, including medical, dental, 401(k), company performance bonus and stock purchase plan, made available to other senior executive-level employees.

Vacation
You will continue to be entitled to paid vacation in accordance with the Company’s then-current vacation policy for other executive-level employees.

Restrictive Covenants
You further acknowledge and agree that you will honor and abide by the restrictive covenants set forth in Exhibit A hereto.

CEO Succession
If the Company hires a new chief executive officer and in connection with this event your title and corresponding role function are reduced to “executive vice president” or equivalent, you will be entitled to resign for Good Reason on the six month anniversary of the date of your change in title and role function (the “Retention Date”), and receive severance benefits on the terms provided herein. In this situation, you will be required to provide notice within the time period specified in the Good Reason definition and, notwithstanding the terms of clause (iii) or the required termination date set forth in the Good Reason definition, you will not be eligible to resign for Good Reason prior to the Retention Date in connection with the hiring of a new chief executive officer and reduction in your title and role function as described above. If the Company hires a new chief executive officer and in connection with this event your title and corresponding role function are reduced to “senior vice president” or below, you will be entitled to resign for Good Reason immediately, subject to your providing timely notice as specified in the Good Reason definition. Should the Company hire a new chief executive officer and you retain the title of COO and current responsibilities, but you do not retain the title of President, then you shall not have grounds to resign for Good Reason under clause (iii) of the Good Reason definition due to the hiring of a new chief executive officer.

Severance
In the event that either NI terminates your employment for any reason other than Cause or your death or Disability, or you terminate your employment for Good Reason, you will receive the following severance benefits: (1) a lump-sum payment equal to 100% of your base salary in effect on the termination date; (2) a lump-sum payment equal to (i) your AIP bonus at target level for the year of termination, multiplied by (ii) the average of your actual AIP performance percentage over the previous three completed performance years (determined based on the actual payout as a percentage of the target AIP bonus for each such year); (3) accelerated vesting of the number of outstanding NI time-based restricted stock units, excluding the Promotion RSUs which will not be subject to acceleration under this paragraph, that would have vested if you remained employed by the Company for twelve (12) months following the termination date; and (4) payment of monthly premiums for continued medical, dental and vision insurance coverage under COBRA (if you timely elect COBRA coverage) or a taxable monthly payment of an equivalent amount in the event providing such payment would violate any applicable law or result in an excise tax to the Company, in either case, until the earliest of (i) the date that is twelve months following your termination date, (ii) the date when you are offered substantially equivalent health insurance coverage in connection with new employment, or (iii) the date upon which you cease to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.

Notwithstanding anything to the contrary in this letter agreement, receipt of the above severance benefits shall be contingent on your continued compliance with your proprietary information and restrictive covenants agreements with the Company referenced herein, including, but not limited to Exhibit A, and your signing and not revoking an effective release of claims against the Company and certain related persons and entities in a form reasonably satisfactory to the Company (the “Release”) and the lapse of any period for revocation of the Release, and such Release becoming effective in accordance with its terms (such date, the “Release Effective Date”) within sixty (60) days following your termination date (the “Release Deadline”). You will forfeit any rights to severance benefits described herein if the Release does not become effective and irrevocable by the Release Deadline. All payments will be made or commence upon the Release Effective Date, provided that if the sixty (60) day period spans two (2) calendar years and if required to comply with Section 409A of the Internal Revenue Code and the regulations and IRS guidance promulgated thereunder (“Section 409A”), the first severance installment will be delayed to the first scheduled payroll date in the second year (and will include all payments that would otherwise have been made prior to such date). Severance payments will not be paid or provided until the release becomes effective and irrevocable.

The parties agree that this letter agreement shall be interpreted to comply with or be exempt from Section 409A so that none of the severance payments or benefits provided hereunder will be subject to the additional tax imposed under Section 409A. For purposes of determining severance, a termination of employment shall mean not be deemed to have occurred unless the termination is also a “separation from service” within the meaning of Section 409A. If you are a “specified employee” within the meaning of Section 409A, then the severance and any other separation benefits payable to you upon your separation from service (whether under this letter agreement or otherwise) that would constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the six (6)-month period following your separation from service will accrue during such six (6)-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service (such rule, the “Six Month Delay Rule”) or, if earlier, the date of your death. All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit or, if earlier, upon the date of your death. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid subjecting you to an additional tax or income recognition under Section 409A prior to actual payment of any payments and benefits under this letter agreement, as applicable. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

Dispute Resolution
Any disputes involving your employment with NI or termination of employment with NI, including any agreements in connection therewith, (in each case, with the exception of any emergency matters for injunctive relief by the Company, unless agreed otherwise), will first be submitted to non-binding mediation by sending a written notice of intent to mediate to the other party. The parties will work in good faith to efficiently select a mediator in response to any such notice. If, for whatever reason, the parties are unable to agree upon a mediator, they will contact the American Arbitration Association (“AAA”) for assistance in the selection of a neutral mediator to mediate the dispute. The proceedings of any such mediation will be confidential and the cost of the mediation will be borne equally by you and NI. If the parties do not resolve such claims at mediation (or otherwise for the above-referenced injunctive matters), then either party still seeking to pursue their claims, will submit such claims to binding arbitration as set forth below. The arbitration will be held in Austin, Texas before a single arbitrator of AAA in accordance with the National Rules for the Resolution of Employment Disputes (or any successor thereto) of the AAA. You agree that, to the extent permitted by law, you may bring any arbitration proceeding only in your individual capacity, and not as a plaintiff, representative or class member in any class, collective or representative proceeding. This provision covers common law and/or statutory claims. The arbitrator shall have the power to decide any motions brought by any party to the arbitration. The arbitrator will issue a written decision on the merits and have the power to award any remedies available under applicable law, including reasonable attorneys’ fees and costs to a prevailing party. Any award by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. NI will pay for any administrative or hearing fees charged by the arbitrator, with the exception that you shall pay that amount you would have paid to file a complaint in a court of law for those claims you initiate. The arbitrator will conduct the arbitration in accordance with Texas law, and shall apply the substantive and procedural rules in Texas, without regard to conflict-of-law principals. This provision does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency authorized to enforce laws related to employment. This provision does, however, preclude you from pursuing a court action regarding any such claim, except as permitted by law. We are entering into this arbitration provision voluntarily, and you understand that you are waiving your right to a jury trial.

Employment At-Will
Your employment with NI will be “at-will” for no specific time period and can be terminated by you or NI at any time, with or without cause or advance notice. This “at-will” employment relationship will remain in effect for the duration of your employment and can only be modified by express written contract, signed by you and an your officer of NI. It may not be modified or altered by any oral or implied agreement.

Defined Terms
For purposes of this letter agreement, “Cause” shall mean shall mean the occurrence of one or more of the following: (i) your indictment for the commission of any felony or a misdemeanor involving deceit, material dishonesty or fraud, or any willful conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company if you were retained in your position; (ii) disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or affiliates; (iii) continued failure to substantially perform your duties with the Company (other than any such failure resulting from your Disability) after a written demand for substantial performance is delivered to you by the Board, which demand identifies the specific actions which the CEO believes constitute continued failure substantially to perform your duties, and which performance is not substantially corrected by you within 30 days of receipt of such demand; (iv) a breach by you of your fiduciary duties and responsibilities to the Company that result in a material adverse effect on the Company’s business, operations, prospects or reputation; (v)  your participation in releasing financial statements known by you to be false or materially misleading or intentional submission of a false certification to the Securities and Exchange Commission or other governmental agency or authority;  (vi) a material violation of the Company’s Code of Ethics, as determined by the Company’s Board of Directors its sole discretion; or (vii)  failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the CEO to cooperate, or the destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of this letter agreement, “Disability” shall mean entitlement to benefits under Company’s long-term disability plan or if you do not participate in Company’s long term-disability plan, your inability, due to physical or mental incapacity, to perform your duties under this letter agreement for a period of ninety (90) consecutive days or one-hundred twenty (120) days during any consecutive six-month period.

For purposes of this letter agreement, “Good Reason” shall mean the occurrence of any one or more of the following events: (i) the Company or its successor relocates your principal place of employment by more than one hundred (100) miles; (ii) a reduction in your base salary by 25% or more from the base salary in effect on the date of this letter agreement; or (iii) your position and duties are materially and adversely changed, resulting in a position of materially less responsibility. Notwithstanding the foregoing, your termination shall not constitute a termination for “Good Reason” unless (1) you first provide the Company or its successor with written notice thereof within twenty (20) days after the occurrence of such event, (2) to the extent correctable, the Company or its successor fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than twenty (20) days after the expiration of the Company’s cure period.

Withholding Taxes
All payments made to you under this letter agreement will be subject to applicable tax and other required withholdings.

Miscellaneous
You have previously signed an Employee Confidentiality Agreement with NI dated April 25, 2000 (the “Proprietary Rights Agreement”) and agreed to the Company Values and Guidelines and the Company Code of Ethics as a condition of your employment, each of which remain in full force and effect. You represent that you are in compliance with the Proprietary Rights Agreement and that such agreement shall remain in effect from and after the effective date of this letter agreement. In the event of any conflict between any pre-existing confidentiality, non-compete, or non-disclosures obligations or agreements and the terms of the restrictive covenants set forth in Exhibit A hereto, the terms of Exhibit A shall control.

This letter agreement, including Exhibit A, along with the Proprietary Rights Agreement, any other agreements relating to proprietary rights between you and the Company, and the Company’s Employee Handbook and Code of Ethics, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter agreement supersedes any prior employment agreement between you and NI, including, but not limited to, your offer letter dated March 19, 1997.

This letter agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators and heirs.

This letter agreement will be governed by the laws of the state of Texas, without regard to its conflict of laws provisions. This letter agreement may not be modified or amended except by a written agreement, signed by and authorized officer of the Company and by you.

We look forward to continuing to work with you at NI!

Best Regards,

/s/ Alexander M. Davern
Alexander M. Davern

AGREED TO AND ACCEPTED

/s/ Eric H. Starkloff
Eric H. Starkloff

Date:     October 23, 2018

Exhibit A

RESTRICTIVE COVENANTS

1.	Non-Competition and Non-Solicitation.
(a)    Acknowledgements. Executive acknowledges:
(i)    National Instruments Corporation (the “Company”) has provided and shall continue to provide Eric H. Starkloff (“Executive”) with its goodwill (a legitimate business interest of the Company) and Confidential Information so that Executive can perform his duties.  Because the Company would suffer irreparable harm if Executive misused its goodwill or disclosed Confidential Information, it is reasonable to protect the Company against misuse and disclosure of such information by Executive. For purposes of the restrictive covenants contained in this Exhibit A (the “Covenants”), the term “Confidential Information” is defined as all confidential or proprietary information concerning the Company’s business, including all trade secrets, know-how and other information generally retained on a confidential basis by the Company with respect to its products, methods, techniques, cost and pricing information (including bid prices), algorithms, advertising methods and methodologies, systems, software codes and specifications, formulae, inventions and discoveries, business plans, pricing, product plans and the identities of and nature of the Company’s dealings with its employees, suppliers and customers, and includes Trade Secrets as defined in Tex. Civ. Prac. & Rem. Code Section 134A.002.(6), which is incorporated herein.
(ii)    Because Executive will have continued access to and receive Confidential Information and will establish, maintain and increase Company’s goodwill with its customers, employees and others, and because the services provided by Executive for Company are a significant factor in the creation of valuable, special and unique assets that are expected to provide Company with a competitive advantage, Company would suffer irreparable harm if Executive competed unfairly with Company (as described more fully below). Accordingly, it is reasonable to protect Company against potential unfair competition by Executive.

(iii)    The promises herein are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on Executive and the public.  Executive acknowledges and agrees that the Company’s provision of Confidential Information and grant of the Promotion RSU described in the attached offer letter agreement of even date shall each serve as adequate and independent consideration for the covenants set forth in this Agreement.
(b)    Agreements Not to Compete or Solicit Employees or Customers.  As a condition of employment and to protect Company’s Confidential Information and competitive position, Executive promises and agrees that during his employment and for a period of twenty-four  (24) months following Executive’s separation from the Company for any reason, Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, consultant, advisor or otherwise) will not, directly or indirectly, either for his own benefit or the benefit of any other person or entity:
(i)    Engage, invest in, or establish, in any capacity as  either as an employee, employer, contractor, consultant, agent, principal, partner, member, stockholder, investor, corporate officer, director, or in any other individual or representative capacity any business that is a Restricted Business (except Executive is allowed to own or acquire 5% or less of the outstanding voting securities of a public company).  Executive further promises that during Executive’s employment and for a period of twenty-four (24) months following Executive’s termination of employment with Company, Executive will not give advice or lend credit, money or Executive’s reputation to any person or entity engaged in or establishing the Restricted Business. The term “Restricted Business” is defined as (A) any business conducted by the Company or its affiliates during the term of Executive’s employment with the Company (the “Term”) that relates to or concerns (directly or indirectly) any Confidential Information provided to Executive or Executive’s duties or assignments for the Company, and/or (B) any business competitive with the business conducted by the Company or its affiliates during the Term that relates to or concerns (directly or indirectly) any Confidential Information provided to Executive or Executive’s duties or assignments for Company. [***].
(ii)    Solicit, recruit, induce, entice, encourage, hire, directly recruit, or in any way cause any officer or manager who is or was an employee of Company within the twelve (12) months prior to Executive’s separation of employment, or after, to terminate his employment with Company.  This restriction is limited to those employees with whom Executive worked, had business contact, or about whom Executive gained non-public or Confidential Information while employed with the Company.
(iii)    Solicit, contact, or communicate with any person or company for the purpose of engaging in a business that is the same or similar to the Company’s business at the time Executive’s employment ends, who was a customer of the Company during the twelve (12) months preceding Executive’s separation and whom Executive contacted, solicited, serviced, or sold services to as an Executive of the Company (either directly or indirectly as a supervisor) at any time during the twelve (12) months preceding the date of Executive’s separation.  Executive also agree not to induce any customer, supplier or other person with whom the Company engaged in business, or to Executive’s knowledge planned or proposed to engage in business, during the twelve (12) months preceding the date of Executive’s separation, to terminate any commercial relationship with the Company.
2.    Non-Disparagement.
(a)    Executive agrees that Executive will not make or cause to be made any oral or written statements that are derogatory, defamatory, or disparaging concerning the Company, its policies or programs, or its past or present officers, directors, employees, agents, or business associates, including but not limited to its past or present suppliers or vendors, or take any actions that are harmful to the business affairs of the

Company or its employees. Executive also agree that Executive will not make or cause to be made any oral or written statements regarding the Company’s Confidential Information (as defined above) to any third party, including, but not limited to, the general public (for example, via postings or publications on the internet), the media, financial analysts, auditors, institutional investors, consultants, suppliers, vendors, or business associates, or agents and/or representatives of any of the foregoing, unless the statement is (i) expressly authorized by the Company in writing, or (ii) required by law. This provision is a material and substantial term of these Covenants.
(b)    Company agrees that it will not make any official public statement that is derogatory, defamatory, or disparaging concerning Executive, and will instruct the members of the Board and its senior executives to refrain from making any derogatory, defamatory, or disparaging public statements concerning Executive.
3.    Restrictive Covenants Generally. It is expressly understood and agreed that although Executive and the Company consider these Covenants to be reasonable if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in these Covenants is an unenforceable restriction against Executive, the provisions of these Covenants shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in these Covenants is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
4.    Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of a breach of any of the Covenants, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by the attached offer letter of even date, and, in the case of either a breach or a threatened breach of any of the Covenants, and without waiving any right to arbitration, seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.
5.    Protected Activity Not Prohibited. Executive understands that nothing herein or in any other agreement or policy of the Company shall in any way limit or prohibit Executive from engaging in any Protected Activity. “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, the “Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law and Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute the Company’s Confidential Information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if

(and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing herein is intended to limit the Executive’s rights to discuss the terms, wages, and working conditions of their employment under the National Labor Relations Act, or as otherwise may be protected by applicable law.

Appendix A

RESTRICTED BUSINESSES

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